Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the S-3 registration statement (File No. 333-188381) and the S-8 registration statement (File No. 333-184884) of ClearSign Combustion Corporation of our report dated February 26, 2015 with respect to the audited financial statements of ClearSign Combustion Corporation for the year ended December 31, 2014.

/s/ Gumbiner Savett Inc.

February 26, 2015

Santa Monica, California